Exhibit 3.1

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES

OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

TRI-VALLEY CORPORATION

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

          TRI-VALLEY CORPORATION, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolution effective as of December 1, 2009, establishing and creating a series of Preferred Stock, no par value, of the Corporation designated as Series A Junior Participating Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, as amended, of the Corporation, and subject to approval by the Corporation’s lenders, a series of Preferred Stock, no par value, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

          Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock.”  The number of shares initially constituting the Series A Junior Participating Preferred Stock shall be 500,000; provided, however, that if more than a total of 500,000 shares of Series A Junior Participating Preferred Stock shall be issuable upon the exercise of rights (each, a “Right,” and collectively, the “Rights”) issued pursuant to the Rights Agreement dated December 1, 2009, as amended between the Corporation and Wells Fargo Bank, N.A., as successor Rights Agent (as the same may be amended from time to time, the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151 of the Delaware General Corporation Law, shall direct by resolution or resolutions that a statement be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 151, providing for the total number of shares of Series A Junior Participating Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole share) issuable upon exercise of such Rights.

          Section 2.  Dividends and Distributions.

       (a)         Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of stock of the Corporation ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor:

(i) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Junior Participating Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Junior Participating Preferred Stock pursuant to the following clause (ii) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock (the total of which shall not, in any event, be less than zero); and

(ii) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied times the cash dividends then to be paid on each share of Common Stock.  In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Junior Participating Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect multiplied times such dividend or distribution on each share of the Common Stock.  As used herein, the “Formula Number” shall be 1000; provided, however, that, if at any time after December 1, 2009, the Corporation shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after December 1, 2009, the Corporation shall issue any shares of its stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors (or, if the Corporation is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make adjustments, determined by the Board of Directors in its discretion to be appropriate, to the Formula Number to reflect such merger, reclassification or change.

       (b)         The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) of this Section immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution solely in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

       (c)         Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Junior Participating Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date.  Notwithstanding the foregoing, dividends on shares of Series A Junior Participating Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

       (d)         So long as any shares of the Series A Junior Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Junior Participating Preferred Stock shall have been declared and the Corporation shall have paid such dividend or shall have set apart a sum sufficient for the payment thereof.

       (e)         The holders of the shares of Series A Junior Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

          Section 3.  Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

       (a)         Each holder of Series A Junior Participating Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Junior Participating Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied times the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

       (b)         Except as otherwise provided herein or by applicable law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

       (c)         If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two.  In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at any subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Stock being entitled to cast a number of votes per share of Series A Junior Participating Preferred Stock equal to the Formula Number.  Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.  If and when such default shall cease to exist, the holders of the Series A Junior Participating Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends.  Upon the termination of the foregoing special voting rights, the terms of office of all persons who have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two.  The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Stock in this Section 3.

        (d)         Except as provided herein, in Section 11 or by applicable law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

          Section 4.  Certain Restrictions.

        (a)         Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)          declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking  junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (b)         The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock of the Corporation or as otherwise required by law.

          Section 6.  Liquidation, Dissolution or Winding Up.  Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1.00 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect multiplied times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          Section 7.  Consolidation, Merger, etc.  In case the Corporation shall enter into any  consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination thereof, then in any such case the then outstanding shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to the Formula Number then in effect multiplied times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.  In the event both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 shall control.

          Section 8.  No Redemption; No Sinking Fund.

        (a)         The shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Junior Participating Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Junior Participating Preferred Stock.

        (b)         The shares of Series A Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

          Section 9.  Ranking.  The Series A Junior Participating Preferred Stock shall rank, with respect to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock of the Corporation, if any, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of any such other series and the qualifications, limitations and restrictions thereof.

          Section 10.  Fractional Shares.  The Series A Junior Participating Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.  In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Junior Participating Preferred Stock, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth of a share or any integral multiple thereof or (ii) to issue depository receipts evidencing such authorized fraction of a share of Series A Junior Participating Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Junior Participating Preferred Stock.

          Section 11.  Amendment.  None of the powers, preferences or relative, participating, optional or other special rights of the Series A Junior Participating Preferred Stock as provided herein or in the Certificate of Incorporation of the Corporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of Series A Junior Participating Preferred Stock, voting as a separate class.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its duly authorized President and Chief Executive Officer, this 31st of March, 2011.

TRI-VALLEY CORPORATION

By:	/s/ Maston N. Cunningham
Maston N. Cunningham
President and Chief Executive Officer